EXHIBIT 5.1

                                                                January 13, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:  WHAT A WORLD!, INC.
                       REGISTRATION STATEMENT ON FORM  S-4
                       (REGISTRATION NO. 333-69435)

Gentlemen:

          We have acted as counsel to What A World!, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration Statement on Form S-4 (Registration No. 333-69435) (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, of the sale by the Company of 13,011,339 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable pursuant to that certain Share Purchase Agreement, dated as of December 21, 1998 and amended as of January 11, 1999 (as amended, the "Share Purchase Agreement"), among the Company, Tele Hub Link Corporation, a corporation organized under the laws of Ontario, Canada ("TeleHub"), and the shareholders of TeleHub. As described in the Registration Statement, pursuant to the Share Purchase Agreement, the Company will acquire from the TeleHub shareholders all of the outstanding capital stock of TeleHub, in consideration for which the Company will issue the Shares to the TeleHub shareholders.

          We have examined the proceedings taken in connection with the incorporation of the Company under the laws of the State of Delaware, including the articles of incorporation of the Company and any amendments thereto which have been filed. We have also examined (i) the by-laws of the Company, and any amendments thereto, (ii) the Registration Statement and (iii) the Share Purchase Agreement. We have also examined such other

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documents, records, certificates of public officials, certificates and/or statements of officers and representatives of the Company and matters of law as we have considered relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates and/or statements of officers and representatives of the Company.

          Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Share Purchase Agreement, will be validly issued, fully-paid and non-assessable.

          We are lawyers admitted to practice only in the State of New York. Although none of the members of this firm is admitted to the bar of the State of Delaware, in rendering this opinion we have considered the General Corporation Law of such State. Accordingly, the foregoing opinion is limited solely to the effect of the laws of New York and of the United States of America, and the General Corporation Law of the State of Delaware.

          Please be advised that James Martin Kaplan, a partner of this firm, is a director and shareholder of the Company.

          We consent to the use and filing of this opinion in connection with the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Matters".

                                           Very truly yours,

                                        /s/TENZER GREENBLATT LLP
                                           ---------------------
                                           TENZER GREENBLATT LLP


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